Exhibit  21.1          Subsidiaries  of  the  registrant


Flamingo  Travel,  Inc.,  a  Texas  corporation
Anet Eesti AS (formerly known as AS Mainor Anet, an Estonian corporation AS Andevis, an Estonian corporation
TGK-LINK  AS,  an  Estonian  corporation
Ranger  Car  Care  Corporation,  a  Texas  corporation


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